Infinity Property and Casualty Corporation Reports Results for the First Quarter of 2017 and Announces Chairman, President and Chief Executive Officer Retirement and Appointment

Birmingham, Alabama – May 4, 2017 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) today reported results for the three months ended March 31, 2017:

	Three months ended March 31,
(in millions, except per share amounts and ratios)	2017	2016	Change

Gross written premium (1)	$370.7	$376.0	(1.4%)
Revenues	$377.8	$370.2	2.1%

Net earnings	$10.6	$7.7	38.1%
Net earnings per diluted share	$0.96	$0.69	39.1%

Operating earnings (1)	$10.3	$7.6	35.4%
Operating earnings per diluted share (1)	$0.93	$0.68	36.8%

Underwriting income (1)	$11.7	$7.8	49.8%
Calendar year combined ratio (2)	96.6%	97.7%	(1.1	) pts

Return on equity (3)	6.0%	4.5%	1.5	pts
Operating earnings return on equity (1) (3)	5.9%	4.4%	1.5	pts

Book value per share	$64.16	$62.60	2.5%
Debt to total capital	27.9%	28.5%	(0.6	) pt
Debt to tangible capital (1)	30.3%	30.9%	(0.6	) pt

Notes:
(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.
(2)
During the first quarter of 2017, a $3.8 million adjustment was made to written and earned premium for premium to be refunded to policyholders in California. Excluding the adjustment, the GAAP combined ratio for the first quarter of 2017 would have been 95.5%.

(3)	Annualized

Columns throughout may not foot due to rounding.

Net earnings per diluted share increased 39.1% in the first three months of 2017 compared with the first three months of 2016, primarily due to a decrease in the accident year combined ratio from 99.4% at March 31, 2016, to 98.4% at March 31, 2017.
Gross written premiums were down 1.4% compared with the same period of 2016. New business growth, higher average premium and an increase in retention in Texas as well as renewal policy growth in our Commercial Vehicle product were offset by a decline in new application counts in California and Florida, where we continue to work to improve the combined ratio.
James Gober, Chairman, President and CEO of Infinity, commented, “Our growth during the first quarter was focused in Texas and our Commercial Vehicle product where our profitability remains strong. We remain committed to improving our profitability in our other states and continue to implement rate increases, modify class plans and make other underwriting changes."

The Company also announced that Mr. Gober plans to retire during the first quarter of 2018. He has served as Infinity's President and CEO since the Company's initial public offering in 2003. The Board of Directors has named Glen Godwin, Senior Vice President, Business Development and Marketing, to succeed Mr. Gober as the Company's CEO effective August 1, 2017. Mr. Gober will continue to serve as the Company's Chairman until his retirement. Upon assuming the position of CEO, Mr. Godwin will also be appointed to the Company's Board of Directors.
Mr. Godwin joined Infinity in 1987. He has served in various executive capacities with the Company, most recently as Senior Vice President, Business Development and Marketing since 2009. Mr. Godwin also oversees the Company's direct sales operations, customer service and technology.
"I could not be more proud of what Infinity has accomplished in our 14 years, but that is secondary to how well we have positioned ourselves for success going forward," said Mr. Gober. "Our bright prospects make my decision to retire even more difficult, but the time is right for me on a personal level. In the meantime, we have much work ahead this year to improve our results over 2016, and that is what is first and foremost on my mind."
Mr. Gober continued “with Glen’s extensive experience, his understanding of every facet of our business and our strategy, coupled with his proven leadership abilities, the transition will be seamless. The Company has an exciting and promising future given his innovative thinking and appreciation of the future challenges and opportunities the Company will face. Infinity is blessed with tremendous talent and leadership at all levels, which bodes so well for our near and long-term prospects.”
Samuel Weinhoff, Infinity’s lead director, expressed that “Mr. Gober has shepherded the Company, since its initial public offering, through tremendous growth and overseen the refinement of its strategy from an insurer lacking a well-defined geographical or demographic niche to its current status as a dominant provider of automobile insurance in historically underserved urban and Hispanic markets. The company’s shareholders have benefited handsomely from Jim’s leadership as the total shareholder return over the course of his tenure exceeds 650% and is more than double that of the SNL Mid-Cap US Insurance index over the same period of time. While we will certainly miss his leadership, Jim has been equally committed to developing a solid executive and senior management team. The Board is confident that Mr. Godwin is fully prepared to take the helm and lead Infinity forward.”

Forward-Looking Statements
This press release contains certain “forward-looking statements” which anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this report not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions and projections. Statements which include the words “assumes,” “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.
The primary events or circumstances that could cause actual results to differ materially from what we expect include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio (including other-than-temporary impairments for credit losses), loss cost trends and competitive conditions in our focus states. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.
Conference Call
Infinity will conduct a conference call and webcast to discuss first quarter 2017 results at 12:00 p.m. (ET) today, May 4, 2017. The webcast can be accessed on the Company's Investor Relations website at http://ir.infinityauto.com. The conference call will be available by dialing 1-877-508-9611. For those unable to attend the live event, a replay of the webcast will be posted on the website shortly after the event ends.

Infinity Property and Casualty Corporation
Statements of Earnings
(in millions, except EPS and dividends)

	Three months ended March 31,
	2017	2016
	(unaudited)
Revenues:
Earned premium	$341.4	$336.2
Installment and other fee income	26.9	25.5
Net investment income	8.7	8.1
Net realized gains on investments (1)	0.5	0.1
Other income	0.3	0.3
Total revenues	377.8	370.2

Costs and Expenses:
Losses and loss adjustment expenses (2)	270.7	265.3
Commissions and other underwriting expenses	85.9	88.6
Interest expense	3.5	3.5
Corporate general and administrative expenses	2.3	1.7
Other expenses	0.3	0.3
Total costs and expenses	362.7	359.4

Earnings before income taxes	15.1	10.8
Provision for income taxes	4.4	3.1
Net Earnings	$10.6	$7.7

Net Earnings per Common Share:
Basic	$0.97	$0.70
Diluted	$0.96	$0.69

Average Number of Common Shares:
Basic	11.0	11.0
Diluted	11.1	11.1

Cash Dividends per Common Share	$0.58	$0.52

Notes:
(1)	Net realized gains on sales	$0.5	$0.3
	Total other-than-temporary impairment (OTTI) losses	(0.0)	(0.1)
	Non-credit portion in other comprehensive income	0.0	—
	Net impairment losses recognized in earnings	(0.0)	(0.1)
	Total net realized gains on investments	$0.5	$0.1

(2)
Losses and loss adjustment expenses for the three months ended March 31, 2017, include $6.4 million of favorable development on prior accident year loss and loss adjustment expense reserves compared with $5.9 million of favorable development for the three months ended March 31, 2016.

Infinity Property and Casualty Corporation
Balance Sheets
(in millions, except book value per share)

	March 31,	December 31,
	2017	2016
	(unaudited)	(audited)
Assets
Investments:
Fixed maturities, at fair value	$1,425.6	$1,390.2
Equity securities, at fair value	97.0	90.6
Short-term investments, at fair value	0.5	2.9
Total investments	1,523.1	1,483.7
Cash and cash equivalents	69.4	92.8
Accrued investment income	12.2	12.5
Agents’ balances and premium receivable	512.3	495.2
Property and equipment (net of depreciation)	92.9	96.2
Prepaid reinsurance premium	3.1	3.4
Recoverable from reinsurers	16.6	17.3
Deferred policy acquisition costs	94.1	91.1
Current and deferred income taxes	16.8	21.6
Receivable for securities sold	5.2	0.8
Other assets	18.4	12.8
Goodwill	75.3	75.3
Total assets	$2,439.3	$2,402.6

Liabilities and Shareholders’ Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$678.9	$685.5
Unearned premium	641.3	614.3
Long-term debt	273.6	273.6
Commissions payable	14.5	16.2
Payable for securities purchased	14.7	13.9
Other liabilities	107.0	99.9
Total liabilities	1,730.1	1,703.4

Shareholders’ Equity:
Common stock	21.8	21.8
Additional paid-in capital	380.2	378.7
Retained earnings (1)	781.9	777.7
Accumulated other comprehensive income, net of tax	14.5	7.9
Treasury stock, at cost (2)	(489.3)	(487.0)
Total shareholders’ equity	709.2	699.2
Total liabilities and shareholders’ equity	$2,439.3	$2,402.6

Shares outstanding	11.1	11.0
Book value per share	$64.16	$63.31

Notes:
(1)	The change in retained earnings from December 31, 2016, is primarily a result of net income of $10.6 million less shareholder dividends of $6.4 million.
(2)	Infinity repurchased 8,756 common shares during the first quarter of 2017 at an average per share price, excluding commissions, of $89.58.

Infinity Property and Casualty Corporation
Statements of Cash Flows
(in millions)

	Three months ended March 31,
	2017	2016
	(unaudited)	(unaudited)
Operating Activities:
Net earnings	$10.6	$7.7
Adjustments:
Depreciation	4.0	3.1
Amortization	5.3	5.8
Net realized gains on investments	(0.5)	(0.1)
(Gain) loss on disposal of property and equipment	(0.0)	0.0
Share-based compensation expense	1.4	0.3
Activity related to rabbi trust	0.1	0.0
Change in accrued investment income	0.2	0.8
Change in agents’ balances and premium receivable	(17.1)	(31.1)
Change in reinsurance receivables	0.9	(3.7)
Change in deferred policy acquisition costs	(3.0)	(4.1)
Change in other assets	(4.3)	(3.1)
Change in unpaid losses and loss adjustment expenses	(6.5)	3.5
Change in unearned premium	26.9	35.8
Change in other liabilities	5.3	(4.0)
Net cash provided by operating activities	23.5	11.0
Investing Activities:
Purchases of fixed maturities	(120.8)	(157.9)
Purchases of equity securities	(1.9)	—
Purchases of property and equipment	(0.9)	(4.9)
Maturities and redemptions of fixed maturities	43.3	39.3
Proceeds from sale of fixed maturities	37.7	103.9
Proceeds from sale of equity securities	2.0	—
Proceeds from sale of short-term investments	2.4	4.6
Proceeds from sale of property and equipment	0.0	—
Net cash used in investing activities	(38.2)	(15.0)
Financing Activities:
Proceeds from stock options exercised and employee stock purchases	0.1	0.1
Principal payments under capital lease obligations	(0.1)	(0.1)
Acquisition of treasury stock	(2.3)	(9.0)
Dividends paid to shareholders	(6.4)	(5.7)
Net cash used in financing activities	(8.8)	(14.8)
Net decrease in cash and cash equivalents	(23.4)	(18.9)
Cash and cash equivalents at beginning of period	92.8	62.5
Cash and cash equivalents at end of period	$69.4	$43.6

Definitions of Non-GAAP Financial and Operating Measures
Operating earnings is defined as net earnings, before realized gains and losses on investments, after tax. Management uses operating earnings as a measure to evaluate the insurance business. The Company believes that operating earnings provides investors a valuable measure of the performance without being obscured by the net effect of realized capital gains and losses, which can be volatile on a quarterly basis. Net earnings is the most comparable GAAP measure.
Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid and is calculated by deducting losses and loss adjustment expenses and commissions and other underwriting expenses from earned premium. Management uses underwriting income to measure the success of its pricing and underwriting strategies. It is useful for investors to evaluate the components of our profitability separately from investments. Net earnings is the most comparable GAAP measure.
Below is a schedule that reconciles operating earnings and underwriting income to net earnings:

	Three months ended March 31,
	2017	2016
(in millions, except EPS)

Net earnings	$10.6	$7.7

Less:
Realized gains on investments, pre-tax	0.5	0.1
Provision for income taxes	(0.2)	(0.0)
Realized gains on investments, net of tax	0.3	0.1

Operating earnings, after-tax	10.3	7.6
Less: Provision for income taxes	(4.3)	(3.0)
Pre-tax operating earnings	14.6	10.6

Less:
Net investment income	8.7	8.1
Other income	0.3	0.3
Interest expense	(3.5)	(3.5)
Corporate general and administrative expenses	(2.3)	(1.7)
Other expenses	(0.3)	(0.3)
Underwriting income	11.7	7.8

Net earnings per diluted share	$0.96	$0.69
Less: Realized gains on investments, net of tax	0.03	0.01
Operating earnings per diluted share	$0.93	$0.68

Gross written premium is the amount of premium charged for policies issued during a fiscal period (including assumed premium). Management uses gross written premium as a measure of production levels. Earned premium is the most comparable GAAP measure.
Below is a schedule that reconciles gross written premium to earned premium:

	Three months ended March 31,
(in millions)	2017	2016

Earned premium	$341.4	$336.2
Less: Change in unearned premium	(26.7)	(35.5)
Net written premium	368.1	371.7
Less: Ceded reinsurance	(2.6)	(4.3)
Gross written premium	$370.7	$376.0
Tangible capital is defined as total capital (face value of long-term debt plus total shareholders’ equity) less intangible assets. Infinity reports this non-GAAP measure because it is a measure often used by management, debt-holders and rating agencies when evaluating financial leverage. Total capital is the most comparable GAAP measure.
Below is a schedule that reconciles tangible capital to total capital:

(in millions)	March 31, 2017	March 31, 2016

Total capital	$984.2	$966.5
Less: Goodwill	75.3	$75.3
Tangible capital	$908.9	$891.2

Infinity also makes available an investor supplement on its website. To access the supplemental financial information, go to http://ir.infinityauto.com and click on “Annual & Quarterly Reports.”
About Infinity
Infinity Property and Casualty Corporation (NASDAQ: IPCC) is a national provider of automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 10,800 independent agencies and brokers. For more information about Infinity, please visit http://www.infinityauto.com.
Source:     Infinity Property and Casualty Corporation
2201 4th Avenue North
Birmingham, AL 35203
Contact:    Amy Jordan
Investor Relations Analyst
(205) 803-8186
amy.jordan@ipacc.com